Exhibit 99.2

PRO FORMA COMBINED FINANCIAL STATEMENTS

On April 20, 2020, Omnia Wellness Inc. (formerly known as Glolex, Inc.; the “Company” or “we,” “us” or “our”), entered into a Share Exchange and Reorganization Agreement (the “Exchange Agreement”) with Omnia Wellness Corporation (formerly known as Bed Therapies, Inc.) (“OWC”) and the beneficial stockholders of OWC to acquire 100% of the issued and outstanding shares of capital stock of OWC. The transactions contemplated by the Exchange Agreement were consummated on January 5, 2021 and, pursuant to the terms of the Exchange Agreement, among other things, all outstanding shares of common stock of OWC, no par value, or the OWC Shares, were exchanged for shares of our common stock, par value $0.001 per share, based on the Exchange Ratio of one share of our common stock for every one OWC Share. We refer herein to the transactions contemplated by the Exchange Agreement, collectively, as the Acquisition. Accordingly, we acquired 100% of OWC in exchange for the issuance of shares of our common stock and OWC became our wholly-owned subsidiary. As of the closing of the Acquisition (the “Closing”), Mr. Amer Samad, the former sole director and executive officer of the Company, agreed to cancel 52,656,888 shares of our common stock as part of the conditions to Closing, which were cancelled soon after the Closing.

At the Closing, in connection with the Acquisition, an aggregate of approximately $529,940 principal amount and $41,555 interest amount of convertible promissory notes of OWC converted in accordance with their terms into an aggregate of 1,269,665 shares of our common stock. Of such shares, 729,730 were issued to Nickolay Kukekov, a director, and 539,935 were issued to M. Jainal Bhuiyan, a director and executive officer, or their respective affiliates as the holders of such notes.

The unaudited pro forma combined financial statements presented below are prepared using recapitalization accounting for the Acquisition. Pro forma adjustments which give effect to certain transactions occurring as a direct result of the Acquisition are described in the accompanying unaudited notes presented on the following pages.

The unaudited pro forma combined balance sheet is prepared as though the Acquisition occurred at the close of business on December 31, 2020. The unaudited pro forma combined statements of comprehensive loss give effect to the Acquisition as though it occurred on January 1, 2020. OWC’s fiscal year end is December 31. The Company’s fiscal year end is March 31. The statements of comprehensive loss for the Company are presented for the year ended December 31, 2020 to conform to OWC’s fiscal year end of December 31.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Company and OWC been a combined company during the specified periods. The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of OWC included herein and the historical financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020 as filed with the United States Securities and Exchange Commission (“SEC”) on July 14, 2020.

Omnia Wellness, Inc.

Pro Forma Combined Balance Sheet

(Unaudited)

	Omni Wellness, Inc.	Omnia Wellness Corporation	Pro-Forma		Pro-Forma Combined
	December 31, 2020	December 31, 2020	Adjustments	Adj #	December 31, 2020

Assets

Current assets
Cash	$-	$613	$-		$613
Accounts Receivable	-	29,800	-		29,800
Total current assets	-	30,413	-		30,413

Non-current assets
Fixed assets, net	-	264,276	-		264,276
Intangible assets related party, net	-	1,651,000	-		1,651,000
Total non-current assets	-	1,915,276	-		1,915,276

Total Assets	$-	$1,945,689	$-		$1,945,689

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable and accrued expenses	$53,293	$91,285	$-		$144,578
Accounts payable, related party	-	1,500	-		1,500
Deposit liability	-	21,764	-		21,764
Accrued interest	-	642,285	(287,230)	C	355,055
Warranty liability	-	25,667	-		25,667
Nonconvertible notes, related party	10,618	1,359,623	-		1,370,241
Nonconvertible notes, non related	-	1,665,000	-		1,665,000
Convertible notes, related party	-	529,940	(529,940)	C	-
Convertible notes, non related	17,443	1,900,000	(1,000,000)	C	917,443
Total current liabilities	81,354	6,237,064	(1,817,170)		4,501,248

Non-current liabilities:
PPP Loan	-	294,066	-		294,066
Nonconvertible notes, non related, less current	-	-	-		-
Convertible notes, non related, less current	-	174,620	-		174,620
Total non-current liabilities	-	468,686	-		468,686

Total Liabilities	81,354	6,705,750	(1,817,170)		4,969,934

Stockholders’ equity:
Preferred stock	-	-	-		-
Common stock	55,058	-	(41,387)	A, B	13,671
Additional paid-in capital	(10,224)	-	1,732,369	A, B, C	1,722,145
Accumulated deficit	(126,188)	(4,760,061)	126,188	A, B	(4,760,061)
Total stockholders’ equity	(81,354)	(4,760,061)	1,817,170		(3,024,245)

Total Liabilities and Stockholders’ Equity	$-	$1,945,689	$-		$1,945,689

Omnia Wellness, Inc.

Pro Forma Combined Statements of Operations

For the year ended December 31, 2020

(Unaudited)

	Omnia Wellness, Inc.	Omnia Wellness Corporation	Pro Forma Adjustments	Adj #	Pro Forma Combined

Revenue
Sales	$-	$271,048	$-		$271,048
Total Revenues	-	271,048	-		271,048

Cost of goods sold
Cost of goods sold	-	154,444	-		154,444
Total cost of goods sold	-	154,444	-		154,444
Gross Profit	-	116,604	-		116,604

Operating expenses
Warranty expense	-	13,399	-		13,399
Depreciation and amortization	-	272,603	-		272,603
Legal and professional fees	-	107,221	-		107,221
Payroll expense	-	335,826	-		335,826
Selling and marketing expense	-	82,028	-		82,028
Selling and marketing expense, related party	-	210,131	-		210,131
Consulting fees	-	25,985	-		25,985
Consulting fees, related party	-	228,086	-		228,086
General and administrative	48,341	183,177	-		231,518
Total operating expenses	48,341	1,458,456	-		1,506,797

Other income (expense)
Interest expense	-	(517,163)	-		(517,163)
Total other income (expense)	-	(517,163)	-		(517,163)

Net loss	$(48,341)	$(1,859,015)	$-		$(1,907,356)

Net loss per common share - Basic and Diluted	$(0.00)	$(0.19)	$-		$(0.13)

Weighted average number of common shares outstanding - Basic and Diluted	55,058,006	10,000,000	(50,699,244)	C, D	14,358,762

Omnia Wellness, Inc.

Notes and Assumptions to Pro Forma Financial Statements

(Unaudited)

(A)	On March 5, 2020, Omnia Wellness, Inc. completed a 12.63157 to 1 forward stock split whereby each share of common stock was converted into 12.63157 shares of common stock.

(B)	To adjust Omnia Wellness, Inc. shareholders’ equity (deficit) accounts to reflect the effects of the recapitalization, including 2,400,000 shares of existing Company stock (net of shares retired at date of the Acquisition) and the conversion of all outstanding shares of OWC into 10,000,000 common shares of Omnia Wellness, Inc.

(C)	To adjust Omnia Wellness, Inc. shareholders’ equity (deficit) accounts to reflect the conversion of the convertible promissory notes of OWC into 1,269,665 shares of the Company’s common stock.

(D)	To reflect the 12.63157 to 1 forward stock split of the Company as well as the retirement of shares related to the Acquisition.

The unaudited pro forma combined financial statements do not include any adjustment for non-recurring costs incurred or to be incurred after December 31, 2020 by both the Company and OWC to consummate the Acquisition, except as noted above. Acquisition costs include fees payable for legal and accounting fees. Such costs will be expensed as incurred.